PURCHASE AGREEMENT

PURCHASE AGREEMENT (the “Agreement”), dated as of June 11, 2008, by and among Langer, Inc., a Delaware corporation (the “Seller”) and each of the purchasers identified on the signature page hereto (collectively the “Purchaser”).

PREAMBLE

WHEREAS, Regal Medical Supply LLC, a North Carolina limited liability company (the “Company”) is engaged in the business of providing contracture management products and services in long-term care and other rehabilitation settings by assisting facility personnel in product selection, order fulfillment, product fitting and billing services (the “Business”); and

WHEREAS, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Company’s outstanding membership interests owned by the Seller, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the respective mutual covenants, representations and warranties herein contained, the parties hereto hereby agree as follows:

ARTICLE I- DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Affiliate” shall mean with respect to a specified Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person.

“Closing Date” shall have the meaning set forth in Section 7.1.

“Encumbrance” shall mean any mortgage, pledge, lien or security interest.

“Financial Statements” shall mean the combined balance sheets and the combined statements of income, cash flows and retained earnings of the Company as of and for the fiscal year ended December 31, 2007, including the notes thereto.

“GAAP” shall mean United States generally accepted accounting principles.

“Indemnified Party” means any Person claiming indemnification under any provision of Article V.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article V.

“Intellectual Property” shall mean any United States, foreign, international and state patents and patent applications, industrial design registrations, certificates of invention and utility models (collectively, “Patents”); trademarks, service marks, and trademark or service mark registrations and applications, trade names, logos, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, “Trademarks”); Internet domain names; copyrights, copyright registrations, renewals and applications for copyrights, including without limitation for the Content and the Software (each as defined herein) (collectively, “Copyrights”); Content; Software, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, “Trade Secrets”), rights of privacy and publicity, including but not limited to, the names, likenesses, voices and biographical information of real persons, and all license agreements and other agreements granting rights relating to any of the foregoing.

“Losses” shall mean the full amount of any and all actual liabilities, damages, claims, deficiencies, fines, assessments, losses, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, and shall not include consequential, indirect, special, punitive, exemplary or other similar damages, other than compensatory damages. The amount of any Loss shall be calculated net of any insurance proceeds on account of a claim relating to such Loss that are actually recovered by the Indemnified Party after discovery of the Loss and net of any net tax benefit received by the Indemnified Party from such Loss to the extent received at the time of calculation.

“Net Worth” shall mean the Purchaser’s total assets, less the total liabilities of the Purchaser, all as determined in accordance with GAAP consistently applied with prior periods.

“Person,” whether or not capitalized, shall mean any natural person, corporation, unincorporated organization, partnership, limited liability company, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government or any other entity.

“Securities” means all the membership interests of every kind and nature in the Com-pany, including without limitation any warrant, option or right to subscribe for or otherwise acquire a membership interest in the Company, and any security which is convertible into or exchangeable for, with or without the payment of additional consideration, a membership interest in the Company.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, and (iv) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing.

ARTICLE II- PURCHASE OF SECURITIES; CONSIDERATION

2.1 Purchase of Securities. Upon the terms and subject to the conditions of this Agreement, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Seller’s right, title and interest in and to the Securities, which shall collectively constitute one hundred percent (100%) of the issued and outstanding membership interests of the Company. At the Closing, the Seller shall deliver to Purchaser a certificate representing the Securities, together with a membership unit transfer power separate from the certificate duly executed by the Seller in blank and sufficient to convey to the Purchaser title to the Securities free and clear of any and all Encumbrances (other than restrictions on transferability under federal and state securities laws) and together with all accrued benefits and rights attaching thereto.

2.2 Consideration. The aggregate purchase price to be paid by the Purchaser for the Securities shall be $501,000 (the “Purchase Price”), which shall be paid by the Purchaser to the Seller on the Closing Date by wire transfer of immediately available funds to such account(s) as shall be designated by the Seller prior to the Closing Date.

ARTICLE III- REPRESENTATIONS AND WARRANTIES OF THE SELLER

In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller, as of the date hereof, makes the representations and warranties set forth below to the Purchaser. No representation or warranty of the Seller contained in this Agreement will be deemed violated or breached if either (i) John Shero had knowledge, after due inquiry; or (ii) disclosure is contained in the Seller’s filings with the Securities and Exchange Commission prior to or as of the date of this Agreement, of the facts, circumstances, action or inaction which gives rise to any violation or breach of such representation or warranty.

3.1 Organization; Authorization; Enforceability. The Company is a limited liability company duly formed, validly existing and to the Seller's knowledge after due inquiry, in good standing under the laws of the state of North Carolina. The Seller is a corporation duly formed and validly existing in good standing under the laws of the state of Delaware and has all requisite right, corporate power and corporate authority to execute, deliver and perform this Agreement and the agreements or other documents contemplated hereby to which it is a party. This Agreement and all other agreements or documents executed and delivered by the Seller pursuant to this Agreement have been duly authorized by the Seller, do not require any further authorization or consent of the Seller, and have been and will be duly executed and delivered and constitute the legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principals of equity.

3.2 No Violation or Conflict. The execution, delivery and performance of this Agreement and the other agreements and documents pursuant hereto by the Seller and the consummation by the Seller of the transactions contemplated hereby: (a) do not violate or conflict with any provision of applicable law or any writ, order or decree of any court or governmental authority; (b) do not violate or conflict with any provision of the Seller’s Certificate of Incorporation or Bylaws; and (c) do not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, give rise to a right of termination, cancellation, or acceleration of performance or loss of benefit or require any consent under, or result in the creation of any Encumbrance upon any property or assets of the Seller pursuant to any instrument, material agreement to which the Seller is a party or by which the Seller or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.

3.3 Title to Securities. The Securities owned by the Seller constitute all the outstanding membership interests in the Company of every kind and nature and upon execution of this Agreement by the Seller, the Purchaser will be the owner of all the Securities free of all Encumbrances other than Encumbrances created by the Purchaser or the Company.

3.4 Litigation; Disputes. There are no actions, suits, investigations, claims or proceedings (“Litigation”) pending or to the Seller’s knowledge threatened before any court or by or before any governmental authority or arbitrator, (a) affecting the Company (as plaintiff or defendant) or (b) relating to the transactions contemplated by this Agreement, and there exist no facts or circumstances creating any reasonable basis for the institution of any such action, suit, investigation, claim or proceeding described above.

3.5 Brokers. The Seller has not employed any financial advisor, broker or finder, has not incurred and will not incur any other broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement. The Seller shall be solely responsible for all fees, commissions, and expenses of any Person hereto incurred by it in connection with the transactions contemplated by this Agreement.

3.6 Compliance. Except as otherwise known to John Shero or disclosed in the Seller’s filings with the Securities and Exchange Commission prior to or as of the date of this Agreement, there are no material violations (or any investigation or allegation of any material violation) of any applicable law by or with respect to the Company, and to the Seller’s knowledge no investigation or an allegation of violation of any applicable law by or with respect to the Company is threatened or contemplated.

3.7 Title to and Condition of Personal Property. Schedule 3.7 sets forth all personal property owned by the Company and the location of such personal property, including, without limitation, plant, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property used in the business of the Company and which is treated by the Company as depreciable or amortizable property (“Tangible Property”). The Company has good title or right to use each item of Tangible Property, free and clear of any Encumbrances, except as set forth in Schedule 3.7 hereto. There is no material Tangible Property owned by any third party which is used in the operation of the business of the Company, as presently conducted.

3.8 Intellectual Property Rights. Schedule 3.8 includes a complete list of all of the Intellectual Property owned or licensed by the Company, or which the Company has a valid right to use, that relates to or is used or useful in the Business. The Intellectual Property owned by the Company is solely and exclusively owned by the Company free and clear of all Encumbrances, and the Company is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each registration and application for any Patent, Trademark, Internet domain name and Copyright. All of such registrations are valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned. There is no pending or, to the Seller’s knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any of the Intellectual Property, directly or indirectly, owned by the Company or against any Intellectual Property not owned by the Company.

3.9 Financial Statements. Attached hereto as Schedule 3.9(a) are true and complete copies of (i) the Financial Statements, (ii) the Company’s balance sheet and profit and loss statements for the three months ended March 31, 2008 (the “Quarter Statement”); and (iii) the Company’s balance sheet and profit and loss statements for the two months ended May 31, 2008 (the “Closing Statement”). Except as set forth on Schedule 3.9(b), the Financial Statements, the Quarter Statement, the Closing Statement are correct and complete in all material respects and have been prepared in accordance with the books of account and records of the Company. The parties hereto hereby agree that any intercompany receivables and payables between Company and Seller or Seller’s subsidiaries reflected in the Closing Statement shall be deemed not owed and are zero for purposes of the closing of the transactions contemplated by this Agreement.

3.10 Absence of Undisclosed Liabilities. Except for Liabilities (as defined below) incurred in the ordinary course of business consistent with past practice since January 1, 2008, the Company does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of Taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement (“Liabilities”), which were not fully and adequately reflected on (i) the Financial Statements, (ii) the Quarter Statement, (iii) the Closing Statement, or (iv) Schedule 3.10. There are no circumstances, conditions, events or arrangements which may hereafter give rise to any Liabilities of Company except in the ordinary course of business or as otherwise set forth on Schedule 3.10.

3.11 Tax Matters. The Company has timely prepared and filed all federal, state and local tax returns and reports as are and have been required to be filed (or appropriate extensions have been obtained). All income, profits, franchise, sales, use, value added, occupancy, property, excise, payroll, withholding, income, FICA, FUTA and other taxes (including interest and penalties) (“Taxes”), if any, collectible or payable by the Company or relating to or chargeable against the Company through the date hereof, were fully collected and paid, or provided for by adequate reserves, as the case may be, whether or not any such taxes were reported or reflected in any tax returns or filings.

ARTICLE IV- REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser, as of the date hereof, makes the representations and warranties set forth below to the Seller.

4.1 Capacity; Enforceability. Each Purchaser has all requisite capacity to execute, deliver, and perform this Agreement and the agreements or other documents contemplated hereby to which it is a party. This Agreement and the agreements or other documents contemplated hereby to which it is a party have been and will be duly executed and delivered and constitute the legal, valid and binding obligations of each Purchaser, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

4.2 No Violation or Conflict. The execution, delivery and performance of this Agreement and the agreements or other documents contemplated hereby by each Purchaser: (a) does not materially violate or conflict with any provision of law or regulation (whether federal, state or local), or any writ, order or decree of any court or governmental or regulatory authority, and (b) does not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent hereunder.

4.3 Brokers. The Purchaser has not employed any financial advisor, broker or finder and has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement.

4.4 Litigation. The Purchaser is not a party to any, and there is no pending or, to the knowledge of Purchaser, threatened, Litigation against Purchaser challenging the validity of the transactions contemplated by this Agreement which, if determined adversely, would reasonably be expected to prevent the consummation of this Agreement or the ability of Purchaser to perform its obligations under this Agreement and the other agreements contemplated hereby.

4.5 Net Worth. As of the Closing Date, the Purchaser has a Net Worth equal to not less than the Purchase Price.

ARTICLE V- INDEMNIFICATION

5.1 Survival of the Representations and Warranties. The representations and warranties of the Seller and the Purchaser set forth in this Agreement shall survive the Closing Date through the twelve months after the Closing Date.

5.2 Indemnification.

(a) The Seller, agrees to be responsible for, pay, indemnify and hold harmless, the Purchaser and its respective directors, officers, employees, agents, successors and assigns (the “Purchaser Indemnified Parties”) from, against and in respect of any and all Losses arising from, in connection with, or relating to:

(i) any breach or inaccuracy of any of the representations or warranties of  the Seller contained in Article III of this Agreement;

(ii) any breach by the Seller of any covenants or agreements contained in this  this Agreement; and

(iii) any and all Taxes and related penalties, interest or other charges for any unaccrued or unreported Tax liabilities with respect to the Seller, the Securities, or the Company for all periods prior to or including the Closing Date.

(b) Purchaser agrees to, indemnify and hold harmless the Seller and its respective directors, officers, employees, agents, successors and assigns (the “Seller Indemnified Parties”) from, against and in respect of, any and all Losses arising from, in connection with, or relating to:

(i) any breach or inaccuracy of any of the representations or warranties  of the Purchaser contained in Article IV of this Agreement;

(ii)  any breach by the Purchaser of any covenants or agreements  contained in this Agreement; and

(iii) any and all Taxes and related penalties, interest or other charges for any unaccrued or unreported Tax liabilities with respect to the Purchaser, the Securities, or the Company for all periods subsequent to the Closing Date.

(c) An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement as soon as is reasonably practicable; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party. The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least ten (10) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. In the event the Indemnifying Party elects and diligently contests or defends any such claim in good faith, the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party; provided, however, that the Indemnifying Party will not settle any such claim without the written consent of the Indemnified Party, which shall not be unreasonably withheld.

(d) With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the indemnified party.

5.3 Limitations on Indemnification. The Seller shall not be obligated to indemnify or hold harmless the Purchaser Indemnified Parties in respect of any Losses suffered, incurred or sustained by the Purchaser Indemnified Parties as a result of this Agreement, until the Purchaser Indemnified Parties have suffered Losses by reason of all such breaches in excess of $37,500 (the “Deductible”) (at which point the Seller will be obligated to indemnify the Purchaser Indemnified Parties for the amount of such Losses in excess of the Deductible). In no event shall the aggregate liability of the Seller for all obligations under this Agreement exceed one hundred percent (100%) of the Purchase Price. The Seller shall have no liability under this Article V to the extent that an allowance or provision or reserve in respect of the matter to which the Loss relates has been made in the Financial Statements.

5.4  Exclusive Remedy. The Seller and the Purchaser agree that the sole recourse of the Purchaser Indemnified Parties for any indemnification claims under this Article V is as set forth in this Article V. In entering into this Agreement, the Purchaser has relied solely upon its own investigation and analysis and the representations and warranties of the Seller in Article III, and the Purchaser (i) acknowledges that, except for the specific representations and warranties of the Seller contained in Article III, none of the Seller or any of its Affiliates makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information provided (including in any management presentations, information memorandum, supplemental information or other materials or information with respect to any of the above) or otherwise made available to the Purchaser or its Affiliates) and (ii) agrees, to the fullest extent permitted by law, that the Seller and its Affiliates shall not have any liability or responsibility whatsoever to the Purchaser or its Affiliates or any Purchaser Indemnified Parties on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to the Purchaser or its Affiliates or any Purchaser Indemnified Party, including in respect of the specific representations and warranties of the Seller set forth in Article III, except as and only to the extent expressly set forth in Article III with respect to such representations and warranties and subject to the limitations and restrictions contained in this Agreement.

ARTICLE VI- ADDITIONAL AGREEMENTS

6.1 Non-competition. The Seller acknowledges that in order to assure the Purchaser that the Purchaser will retain the value of the Company, the Seller agrees that, during the Restricted Period (as defined below), the Seller shall not compete, engage in, or have an interest, in the United States, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except as an owner of two percent (2%) or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), or through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in or with any Competitive Business. During the same period, the Seller shall not, and shall not permit any of its employees, agents or others then under its control to, directly or indirectly, on behalf of the Seller, or any other Person, call upon, accept Competitive Business (as defined below) from, or solicit the Competitive Business of any Person who is, or who had been at any time during the preceding three (3) years, a customer of the Company. As used herein, the “Restricted Period” shall mean, with respect to the Seller, a period equal to three (3) years beginning on the Closing Date. As used herein, the phrase “Competitive Business” means any business providing contracture management services in long-term care and other rehabilitation settings by assisting facility personnel in product selection, product fitting and billing services. Notwithstanding any provision herein to the contrary, the obligations contained in this Section 6.1 shall not be applicable to any successor in interest to all or any portion of the Seller’s medical products and/or personal care products segments (as described in the Seller’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 31, 2008).

6.2 Continuing Obligations; Equitable Remedies. The restrictions set forth in Section 6.1 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company. Each of the Seller and the Purchaser acknowledges that the Purchaser may be irreparably harmed and that monetary damages may not provide an adequate remedy to the Purchaser in the event the covenants contained in Sections 6.1 were not complied with in accordance with its terms. Accordingly, the Seller agrees that the Purchaser shall be entitled to seek, at its sole cost and expense, injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to the Purchaser. If the Seller breaches the covenant set forth in Section 6.1, the running of the non-compete period described therein shall be tolled for so long as such breach continues.

6.3 Amended Form 855S. Within ten days following the Closing Date the Purchaser shall provide the Seller with a copy of Purchaser’s proposed amended Form 855S required to be filed pursuant to Medicare rules and will file the Form 855S, in a form reasonably satisfactory to the Seller and in compliance with all Medicare rules, with Medicare no later than 30 days following the Closing Date.

6.4 Taxable Allocation. Any tax loss or gain for the year shall be allocated based on number of days of ownership between the Seller and the Purchaser.

6.5 Available Cash. Upon Closing, the Company’s checking account number 200036893726 at Wachovia Bank, N.A. will have cash available for immediate withdrawal in an amount equal to $50,000.

6.6 Waiver of Non-Competition Obligations. The Seller hereby waives the respective non-compete obligations of each of John Shero and Carl David Ray as set forth in Section 8.1 of that certain purchase agreement dated as of March 28, 2008, by and among the Seller, the Company, Regal Medical, Inc., a Delaware corporation (formerly known as Regal Acquisition Co.), and Roy Kelley, John P. Kenney, Linda Ann Lee, Richard Alan Nace, Carl David Ray, John Eric Shero, and William Joseph Warning.

ARTICLE VII
Closing; Deliveries

7.1 Closing; Effective Date. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019, or at such other place as may be agreed to by the parties. The Closing shall be deemed to be effective as of 11:59 p.m., New York City time on May 31, 2008, and such date is referred to herein as the “Closing Date”. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

(a)  At Closing, the Seller shall deliver the following documents to Purchaser:

(i) the certificates representing the Securities, together with membership unit powers duly executed in blank;

(ii) the written resignations of each of the directors and officers of the Company, as may be requested by Purchaser, effective upon Closing;

(iii) Articles of Organization;

(iv) certificates issued by the Secretary of State or other similar appropriate governmental department, as to the good standing of the Company in its jurisdiction of formation and certifying its Articles of Organization;

(v) a release of John Shero by the Seller in the form attached hereto as Exhibit 7.1(a)(v);

(vi) the real estate license agreement in the form attached hereto as Exhibit 7.1(a)(vi); and

(vii) such other documents and instruments as the Purchaser may reasonably request.

(b) At Closing, Purchaser shall deliver the following documents and funds to the Sellers:

(i) a wire transfer of immediately available funds to the Seller, in the aggregate amount of the Purchase Price;

(ii) a release of the Seller by the Company and John Shero, in the form attached hereto as Exhibit 7.1(b)(ii);

(iii) the real estate license agreement in the form attached hereto as Exhibit 7.1(a)(vi); and

(iv) such other documents and instruments as the Sellers may reasonably request.

ARTICLE VIII - MISCELLANEOUS

8.1 Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid; facsimile transmission (with proof of sending) or overnight courier to the following addresses:

If to the Seller:

Langer, Inc.
450 Commack Rd.
Deer Park, NY 11729
Attn.: Chief Executive Officer
Facsimile: (631) 667-1203

with a copy to:
Kane Kessler, P.C.
1350 Avenue of the Americas
26th Floor
New York, NY 10019
Attn.: Robert L. Lawrence, Esq.
Facsimile: (212) 245-3009

If to the Purchaser:

To the addresses set forth next to each Purchaser’s name on the signature page hereto.

with a copy to:
Ray Hodge & Associates, LLC
135 N. Main
Wichita, KS 67202
Attn: Ryan Hodge
Facsimile: (316) 263-6019

All such notices and communications shall be deemed effective as follows: if mailed, on the third business day following deposit in the mail; if sent by facsimile transmission when sent by facsimile transmission, or if by overnight courier, on the day following delivery to the courier; provided that if such day is not a business day, such notice or communication shall be deemed effective on the next succeeding business day.

8.2 Entire Agreement. This Agreement contains every obligation and understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations and agreements, if any, between them.

8.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

8.4 Assignment. This Agreement may not be assigned by any party without the written consent of the other party.

8.5 Amendment. This Agreement may not be amended except in a writing signed by each of the parties hereto.

8.6 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

8.7 Expenses. Each party agrees to bear its own costs in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

8.8 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and via facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.9 Governing Law; Jurisdiction. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof. This Agreement shall be subject to the exclusive jurisdiction of the courts of New York County, New York. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in New York County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York County, New York has been brought in an inconvenient forum.

8.10 Further Assurances. The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement.

8.11 Publicity. No public announcement or other publicity regarding this Agreement or the transactions contemplated hereby shall be made prior to or after the date hereof without the prior written consent of the Seller and the Purchaser as to form, content, timing and manner of distribution. Notwithstanding the foregoing, nothing in this Agreement shall preclude any party or its Affiliates from making any public announcement or filing as required by law, rule or regulation, including the rules and regulations of the Securities and Exchange Commission or the NASDAQ Global Market.

[signature page follows]

In Witness Whereof, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

Langer, Inc.		Purchaser

By:	/s/ W. Gray Hudkins	/s/ Ryan Hodge
	Name: W. Gray Hudkins	Ryan Hodge
	Title: President and CEO	Address: c/o Ray Hodge & Associates, LLC 135 N. Main Wichita, KS 67202

/s/ John Shero
John Shero
Address: 139 Sunset Hollow Rd West Chester, PA 19380

/s/ Carl David Ray
Carl David Ray
Address: 329 N. Lancaster Wichita, KS 67230